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                                                                    EXHIBIT 99.5

               CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION


Board of Directors
Simplex Solutions, Inc.
521 Almanor Avenue
Sunnyvale, CA 94085

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated April 24, 2002, to the Board of Directors of Simplex Solutions, Inc. ("Simplex") as Annex B to the joint proxy statement/prospectus included in the Registration Statement of Cadence Design Systems, Inc. ("Cadence") on Form S-4 (the "Registration Statement") relating to the proposed merger involving Simplex and Cadence, and
(ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "SUMMARY", "SUMMARY -- Opinion of Simplex's Financial Advisor", "THE MERGER -- Background of the Merger", "THE MERGER -- Simplex Board of Directors Reasons for the Merger; Recommendation of the Simplex Board of Directors," and "THE MERGER -- Opinion of Simplex's Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


/s/ CREDIT SUISSE FIRST BOSTON CORPORATION

Date: May 15, 2002